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                                                                Exhibit (10)

            1999 INCENTIVE COMPENSATION PLAN FOR MARVIN S. CADWELL
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The incentive compensation plan for Mr. Cadwell for 1999 is not set forth in a formal document. In summary, Mr. Cadwell's calculated bonus amount will be computed using a targeted bonus, which will be adjusted based on the Company's performance against targeted earnings per share. The calculated bonus may range from 0% to 125% of the targeted bonus. The calculated bonus is subject to further adjustment based on sales attainment versus target. Such adjustment may range from 60% to 120% of the calculated bonus. The result from the preceding sentence is subject to a final adjustment, which may range from 90% and 115%, based on improvement in accounts receivable days outstanding versus target.
Mr. Cadwell's plan also includes an incentive based on targets for revenue and earnings per share growth for the first half of 1999.